UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Repare Therapeutics Inc.

(Name of Registrant as Specified In Its Charter)

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REPARE THERAPEUTICS INC.

Q&A TO THE ATTENTION OF EMPLOYEES

On November 14, 2025, Repare Therapeutics Inc. (the “Company”) announced that it had entered into a definitive arrangement agreement (the “Arrangement Agreement”) with XenoTherapeutics, Inc. and Xeno Acquisition Corp. (jointly, “Xeno”), a non-profit biotechnology company, pursuant to which Xeno will acquire (the “Arrangement”) all of the issued and outstanding common shares of Repare (the “Common Shares”).

This Q&A has been prepared to respond to certain questions you may have as an employee of the Company in light of the recently announced Arrangement.

We urge you to carefully read the Management Information Circular (“Circular”) and Proxy Statement on Schedule 14A (“Proxy Statement”) and any other relevant documents that are filed or will be filed with the Securities and Exchange Commission (“SEC”), as well as any amendments or supplements to these documents, because they contain important information about the Arrangement how the Arrangement affects you. You will be able to obtain a free copy of the Circular and Proxy Statement, as well as other relevant filings containing information about the Company and the Arrangement, including materials that will be incorporated by reference into the Proxy Statement, without charge, at the SEC’s website (http://www.sec.gov) or from the Company.

Q. What is the background and reasons for the proposed Arrangement?

A: In January 2025, the Company announced a re-alignment of resources, a re-prioritization of its clinical portfolio, its intention to seek partnering opportunities across its portfolio, as well as planned cost and headcount reductions in connection therewith. Subsequently, in March 2025, the Company announced that it was reducing its workforce by approximately 75% to extend its cash runway.

Following such events, the Company formed a strategic deal committee of the board of directors of the Company to oversee a thorough strategic review process, with the assistance of the Company’s outside legal counsel and its financial advisor, to explore potential opportunities and strategic alternatives in light of the Company’s prospects and operations. Following such review and the implementation of a robust and broad sales process, the Board of Directors, upon recommendation of the strategic deal committee, determined that it was in the best interest of the Company to enter into the Arrangement Agreement with Xeno for the sale of all of its Common Shares, which will allow for a return of capital to the shareholders and the opportunity for continued participation in milestones and royalties from existing and potential future partnerships. As part of its strategic review, the Company considered many alternatives, including a voluntary liquidation of the Company to distribute any available cash to shareholders, but it was ultimately determined that the Arrangement was the most advantageous transaction for its stakeholders.

Q: When will the Arrangement become effective?

A: It is currently anticipated that the Arrangement will become effective during the first quarter of 2026. The Arrangement remains subject to customary closing conditions for transactions of this nature, including receipt of shareholder approval at a special meeting of shareholders that is currently expected to be held on or about January 16, 2026 for the purposes of approving the Arrangement (the “Meeting”) and final court approval of the Arrangement.

Q. Does the Board support the Arrangement?

A: Yes. The Board of Directors, having taken into account such factors and matters as it considered relevant including, among other things, the unanimous recommendation of the strategic review committee, unanimously determined that: (i) the Arrangement is fair, from a financial point of view, to the securityholders of the Company, and (ii) the Arrangement is in the best interests of the Company and its stakeholders. Accordingly, the Board of Directors unanimously recommended that the shareholders vote in favor of the Arrangement Agreement and recommended that the shareholders vote in favor of the Arrangement at the Meeting.

Q. What will holders of Common Shares receive in the Arrangement?

A: Under the terms of the Arrangement Agreement, Repare shareholders will receive a cash payment per Common Share, including common shares issued via ESPP purchases or vested and settled RSUs, that will be determined based upon Repare’s cash balance at closing of the Transaction (the “Closing”) after deducting certain transaction costs and the aggregate amount of outstanding liabilities (the “Closing Net Cash Amount”). Based on Repare’s current estimates of the Closing Net Cash Amount and the expected timing for Closing, it is currently estimated that each Repare shareholder will receive a cash payment of US$1.82 per Common Share at Closing (the “Cash Amount”). The final Cash Amount will be ultimately determined based upon the Company’s estimated cash balance immediately prior to the Closing, which under the terms of the Arrangement Agreement is to be agreed upon with Xeno within 10 days of the final Closing date.

If you hold your Common Shares in “street name” through a broker, bank or other Intermediary (including Shareworks), then you are not required to take any action and the Cash Amount that you are entitled to will be delivered to you via your broker, bank or other Intermediary. Note that you may receive instructions from your broker, bank or other intermediary as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Cash Amount.

Shareholders should carefully read the information in the sections entitled “Certain U.S. Federal Income Tax Considerations of the Arrangement” and “Certain Canadian Federal Income Tax Considerations of the Arrangement” of the Circular and Proxy Statement that is filed or will be filed with the Securities and Exchange Commission and are hereby included as Appendix A and B, which sets out a general summary of the U.S. federal income tax and Canadian federal income tax considerations that may be relevant to U.S. Holders and Canadian Resident Holders, respectively. Such summary is not intended to be legal or tax advice to any particular Shareholder. Shareholders should consult their tax advisors with respect to their particular circumstances.

In addition, each Repare shareholder will also receive one non-transferable contingent value right (each, a “CVR”, and collectively with the Cash Amount, the “Consideration”) for each Common Share that entitles the holder to receive its pro-rata share of certain cash payments, namely:

(i)	100% of certain additional receivables that may be received by the Company within ninety (90) days following Closing (net of certain permitted deductions incurred in connection therewith);

(ii)

a percentage of the net proceeds received from the Company’s existing partnerships with Bristol-Myers Squibb, Debiopharm and DCx Biotherapeutics, as follows: (a) 90% received from the Closing until the 2nd anniversary thereof, (b) 85% received from the 2nd anniversary of the Closing until the 4th anniversary of the Closing, (c) 80% received from the 4th anniversary of the Closing until the 6th anniversary of the Closing, and (d) 75% received from the 6th anniversary of the Closing until the 10th anniversary of the Closing;

(iii)

100% of the net proceeds received by the 10th anniversary of the Closing for any license or disposition of the Company’s product candidates and/or intellectual property related to its RP-1664 program, RP-3500 (Camonsertib) program, or any other license or disposition of the Company’s product candidates or research programs if such license or disposition is entered into prior to the Closing;

(iv)

100% of the net proceeds received by the 10th anniversary of the Closing for any license or disposition of the Company’s Polq program, RP-3467, to any person with whom negotiations were initiated prior to the Closing;

(v)

50% of the net proceeds received by the 10th anniversary of the Closing for any license or disposition of the Company’s product candidates and/or intellectual property that occurs within 10 years following the Closing if such license or disposition is entered into following the Closing; and

(vi)

100% of the net proceeds received by the 10th anniversary of the Closing by the Company or Repare Therapeutics USA, Inc. from any Governmental Entity on account of investment tax credits, reimbursements or refunds, in each case, to the extent attributable to the period (or portion thereof) prior to the Closing.

As permitted under the Arrangement Agreement, the Company continues to endeavor to license or dispose of its product candidates and/or intellectual property related to its (i) RP-3467 and Polq program, (ii) RP-1664 program, (iii) RP-3500 (Camonsertib) program, and/or (iv) any other of the Company’s product candidates or research programs. Cash proceeds that may be received prior to Closing with respect to any such transaction would increase the estimated Closing Net Cash Amount and, therefore, would also increase the Cash Amount.

The CVRs will not be evidenced by a certificate or any other instrument and will not be registered with the SEC. A Rights Agent (contact information will be provided once available) will maintain an up-to-date CVR Register.

If additional consideration becomes payable pursuant to the CVR, it is anticipated the Rights Agent will send each Securityholder at its registered address a check payable for the CVR payment amount, (i) with respect to any additional Closing Net Cash proceeds payable to CVR holders, no later than one hundred five (105) days following the Closing and (ii) with respect to any other CVR proceeds payable to holders, no later than thirty (30) days following the receipt of such proceeds by Xeno or its affiliates.

Shareholders should carefully read the information in the sections entitled “Certain U.S. Federal Income Tax Considerations of the Arrangement” and “Certain Canadian Federal Income Tax Considerations of the Arrangement” of the Circular and Proxy Statement that is filed or will be filed with the Securities and Exchange Commission and are hereby included as Appendix A and B, which set out a general summary of the U.S. federal income tax and Canadian federal income tax considerations that may be relevant to U.S. Holders and Canadian Resident Holders, respectively. Such summary is not intended to be legal or tax advice to any particular Shareholder. Shareholders should consult their tax advisors with respect to their particular circumstances.

Q. What happens if I sell my Common Shares before completion of the Arrangement?

A: If you transfer your Common Shares before the completion of the Arrangement, you will have transferred your rights to receive the payout and the CVR in the Arrangement. In order to receive the payout and CVR, you must hold your Common Shares through completion of the Arrangement.

Q. What will happen to my Options and RSUs if my employment is terminated prior to Closing?

A: The Board has agreed to extend the exercise and termination period of any Options and RSUs held by any employee employed as of the date of the announcement and whose employment is terminated for any reason to a date that will be no earlier than the date of Closing, such that all Options and RSUs currently held by employees (whether vested or unvested) will be treated in accordance with the Arrangement on the Closing (as described herein).

Q. What will holders of Options and RSUs receive in the Arrangement?

A: Each Option and RSU outstanding as of the time of Closing (the “Effective Time”), whether vested or unvested, and without any further action by or on behalf of the holder, will have their vesting accelerated in full and will be surrendered to the Company in exchange for,

(A) in respect of each Option for which the Cash Amount exceeds the applicable exercise price in respect of such Option, (i) an amount in cash from the Company equal to the Cash Amount less the applicable exercise price in respect of such Option, and (ii) one CVR, and

(B) in respect of each RSU, (i) an amount in cash from the Company equal to the Cash Amount, and (ii) one CVR,

and in each case, such Option or RSU will immediately be cancelled. Amounts paid out in relation to Options or RSUs will be made through the Company’s payroll system immediately following the closing, less applicable withholdings and deductions.

Upon granting, the CVRs will have a fair market value (to be determined at Closing), which, although not paid out, will be taxed as employment income for Canadian employee Option/RSU holders.

In the event the exercise price of any Option is greater than or equal to the Cash Amount, neither the Company nor Xeno shall be obligated to pay the holder of such Option the Consideration or any other amount in respect of such Option, and the Option shall be immediately cancelled without any payment.

Holders of out-of-money Options may exercise (if they wish to do so and at their own risks) such Options prior to the Closing in order to receive the Consideration payable on the Common Shares underlying such Options. Such holders should consult with their own tax, investment and legal advisors regarding the potential consequences to them of exercising such Options prior to the closing of the Arrangement.

Q. Can I opt out of receiving a CVR and just receive the US$1.82 cash amount?

A: No; the CVR is an integral part of the offer consideration, and the offer consideration cannot be altered on a case-by-case basis. The offer consideration consists of, per each Common Share, the Cash Amount payable by the Company pursuant to the Distribution plus one CVR issuable by the Purchaser Cash Amount and a CVR per share.

Q. Where can I find information about my Common Shares, ESPP Shares, Options and RSUs?

A: All information about your ESPP Shares, Options (exercised and outstanding) and RSUs are included in your Shareworks account. You can access your account at: https://repare.solium.com/.

Your Shareworks account will remain accessible following the Closing. However, it is recommended that employees download and retain their information from Shareworks as it pertains to their shareholdings from prior exercises of options, ESPP shares issued or vested RSU shares issued, especially with regard to the cost basis of their shares for tax purposes.

Q. What effects will the Arrangement have on the Company?

A: The Company’s Common Shares are currently registered under the U.S. Exchange Act and are traded on the Nasdaq under the trading symbol “RPTX”.

Following the consummation of the Arrangement, all the Common Shares will be owned by Xeno. In connection with the Arrangement, the Common Shares will be delisted from the Nasdaq and deregistered under the U.S. Exchange Act, in each case, in accordance with applicable Laws, rules and regulations, and the Company will no longer have reporting obligations with respect to the Common Shares under the U.S. Exchange Act. Similarly, it is anticipated that the Company will apply to cease to be a reporting issuer (or equivalent) in Québec and that it will cease to have public reporting obligations under Securities Laws following completion of the Arrangement.

Q. Where can I find more information on the Arrangement and the Meeting?

A: More information regarding the Arrangement (including the Consideration), the reasons for the recommendation of the Board to support the Arrangement and the Meeting will be provided in the Circular to be made available and mailed to the shareholders in connection with the Meeting.

APPENDIX A

Certain U.S. Federal Income Tax Considerations of the Arrangement

The following is a summary of certain anticipated U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) and non-U.S. Holders (as defined below) of Common Shares whose Common Shares are exchanged for the Consideration pursuant to the Arrangement. This summary addresses only holders who hold the Common Shares as “capital assets” (generally, assets held for investment purposes).

The following summary does not purport to address all U.S. federal income tax consequences that may apply to a U.S. Holder (as defined below) as a result of the Arrangement, nor does it take into account the specific circumstances of any particular holder, some of which may be subject to special tax rules (including, but not limited to, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, banks, thrifts and other financial institutions, persons liable for alternative minimum tax, persons that hold an interest in an entity that holds the Common Shares, persons that will own, or will have owned, directly, indirectly or constructively 10% or more (by vote or value) of our stock, persons that hold the Common Shares as part of a hedging, integration, conversion or constructive sale transaction or a straddle, Shareholders who acquired their Common Shares through the exercise of an employee stock option or otherwise as compensation, former citizens or permanent residents of the United States, or persons whose functional currency is not the U.S. dollar).

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative pronouncements and rulings of the United States Internal Revenue Service (the “IRS”), judicial decisions and the Canada-United States Income Tax Convention (1980), as amended, all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. This summary does not describe any state, local or non-U.S. tax law considerations, or any aspect of U.S. federal tax law other than income taxation (e.g., estate or gift tax or the Medicare contribution tax). U.S. Holders (as defined below) should consult their tax advisers regarding such matters.

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences to U.S. Holders (as defined below) of the Arrangement. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to different interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.

As used in this summary, a “U.S. Holder” is a beneficial owner of the Common Shares who, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (B) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax treatment of a partner will depend on the status of the partner and the activities of the partnership. Partnerships holding Common Shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax considerations relating to the Arrangement.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of Common Shares, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. This discussion does not address all of the U.S. federal income tax consequences of the Arrangement applicable to non-U.S. holders of Common Shares. Accordingly, a non-U.S. holder should consult its tax advisor regarding all U.S. federal, state, local and non-U.S. tax considerations relating to the Arrangement, including the potential treatment of a portion of the CVR Payment Amount as interest for U.S. federal income tax purposes.

Holders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash and CVRs pursuant to the Arrangement in light of their particular circumstances.

Tax Considerations Relevant to U.S. Holders

The Arrangement

The receipt of the Consideration by U.S. Holders in exchange for their Common Shares pursuant to the Arrangement will generally be treated as consideration received in connection with the sale or exchange of such Common Shares. Accordingly, subject to the discussions below under “Passive Foreign Investment Company Considerations,” and “Treatment of the Receipt of the CVRs,” a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference, if any, between (i) the sum of the amount of cash received and the fair market value of the CVRs received as Consideration, and (ii) the U.S. Holder’s adjusted tax basis in the Common Shares surrendered.

If a U.S. Holder’s holding period in the Common Shares surrendered in the Arrangement is greater than one (1) year as of the date of the Arrangement, any gain or loss generally will be long-term capital gain or loss. Subject to the discussion below under “Passive Foreign Investment Company Considerations,” long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Common Shares at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Shares. Any capital gain or loss will generally be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes, which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company Considerations

If the Company was classified as a PFIC in any taxable year in which a U.S. Holder held Common Shares of the Company, such U.S. Holder will be subject to special rules with respect to any gain recognized under the Arrangement.

A foreign corporation will be considered a PFIC for any taxable year in which (1) 75% or more of its gross income is “passive income” under the PFIC rules or (2) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” For this purpose, “passive income” generally includes interest, dividends, certain rents and royalties, and certain gains. Moreover, for purposes of determining if the foreign corporation is a PFIC, if the foreign corporation owns, directly or indirectly, at least 25%, by value, of the shares of another corporation, it will be treated as if it holds directly its proportionate share of the assets and receives directly its proportionate share of the income of such other corporation. If a corporation is treated as a PFIC with respect to a U.S. Holder for any taxable year, the corporation will continue to be treated as a PFIC with respect to that U.S. Holder in all succeeding taxable years, regardless of whether the corporation continues to meet the PFIC requirements in such years, unless certain elections are made.

The determination as to whether a foreign corporation is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and the determination will depend on the composition of the income, expenses and assets of the foreign corporation from time to time and the nature of the activities performed by its officers and employees. The Company believes that it was classified as a PFIC for the taxable year ending December 31, 2024 and in certain prior years, and expects to be classified as a PFIC for the current taxable year. However, the Company’s actual PFIC status for the current taxable year is uncertain and cannot be determined until after the end of the taxable year.

If the Company is classified as a PFIC, a U.S. Holder that does not make any of the elections described below would be required to report any gain recognized in connection with the receipt of the Consideration in the Arrangement as ordinary income, rather than as capital gain, and to allocate such gain ratably over each day in the U.S. Holder’s holding period (or a portion thereof) for the Common Shares. The amounts allocated to the taxable year during which the gain is realized or distribution is made, and to any taxable years in such U.S. Holder’s holding period that are before the first taxable year in which we are treated as a PFIC with respect to the U.S. Holder, would be included in the U.S. Holder’s gross income as ordinary income for the taxable year of the gain. The amount allocated to each other taxable year would be taxed as ordinary income in the taxable year during which the gain is realized at the highest tax rate in effect for the U.S. Holder in that other taxable year and would be subject to an interest charge as if the income tax liabilities had been due with respect to each such prior year. U.S. Holders would not be able to offset any such gain recognized with losses.

The adverse tax consequences described above may be mitigated if a U.S. Holder makes or has made a timely “qualified electing fund” election (a “QEF election”) with respect to its interest in the PFIC. Consequently, if we are classified as a PFIC, it may be advantageous for a U.S. Holder to elect to treat us as a “qualified electing fund” with respect to such U.S. Holder in the first year in which it holds Common Shares. If a U.S. Holder makes a timely QEF election with respect to the Company, the electing U.S. Holder would be required in each taxable year that we are considered a PFIC to include in gross income (i) as ordinary income, the U.S. Holder’s pro rata share of the ordinary earnings of the Company and (ii) as capital gain, the U.S. Holder’s pro rata share of the net capital gain (if any) of the Company, whether or not the ordinary earnings or net capital gain are distributed. An electing U.S. Holder’s basis in Common Shares will be increased to reflect the amount of any taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the Common Shares and will not be taxed again as distributions to the U.S. Holder.

If a U.S. Holder has made a valid election to treat the Company as a QEF, in lieu of being subject to the PFIC tax and interest charge rules discussed above, such U.S. Holder will generally recognize gain or loss for U.S. federal income tax purposes in connection with the receipt of the Consideration in the Arrangement in an amount equal to the difference between the amount realized pursuant to such transactions and the U.S. Holder’s adjusted tax basis in its Common Shares. The U.S. Holder’s adjusted tax basis in the Common Shares includes any adjustments to such tax basis as a result of any income recognized as a result of the U.S. Holder’s QEF election with respect to the Company. Long-term capital gain of individuals and certain other non-corporate U.S. Holders will generally be eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. Any capital gain or loss will generally be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes, which will generally limit the availability of foreign tax credits.

Alternatively, if the Company were to be classified as a PFIC, a U.S. Holder could also avoid certain of the rules described above by making a “mark-to-market election” (instead of a QEF election), provided the Common Shares are treated as regularly traded on a qualified exchange or other market within the meaning of the applicable U.S. Treasury Regulations.

U.S. Holders should consult their tax advisers regarding the potential availability and consequences of a mark-to-market election, as well as the advisability of making a QEF election. During any taxable year in which the Company is treated as a PFIC with respect to a U.S. Holder, that U.S. Holder generally must file IRS Form 8621. U.S. Holders should consult their tax advisers concerning annual filing requirements.

Treatment of the Receipt of the CVRs

This section discusses the U.S. federal income tax considerations of the Arrangement if the exchange of Common Shares for cash and CVRs is treated as a closed transaction or, alternatively, as an open transaction. Shareholders are urged to consult their tax advisors with respect to the proper characterization of the receipt of, and payments made with respect to, the CVRs. Under either “closed” or “open” transaction treatment, gain or loss generally will be determined separately for each block of Common Shares exchanged pursuant to the Arrangement. We cannot express a definitive conclusion as to the U.S. federal income tax treatment of receipt of the CVRs or receipt of any payment pursuant to the CVRs. We intend to treat the receipt of the CVRs as a closed transaction and payments received pursuant to the CVRs as amounts realized on the disposition (or partial disposition) of the CVRs.

If the receipt of the CVRs is treated as, or determined to be, part of a closed transaction for U.S. federal income tax purposes, then a U.S. Holder of Common Shares generally would recognize capital gain or loss on an exchange of Common Shares pursuant to the Arrangement as described above under “Tax Considerations Relevant to U.S. Holders.”

A U.S. Holder’s initial tax basis in a CVR received in the Arrangement would equal the fair market value of such CVR as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the Effective Time.

There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain.

Any payment received in respect of the CVRs for all U.S. federal tax purposes (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) generally will be treated as an amount realized on the disposition of the CVR and a U.S. Holder should recognize gain or loss equal to the difference between the amount of such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the CVR. The gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize loss, which loss likely would be a capital loss, to the extent of any remaining basis after the expiration of any right to cash payments under such U.S. Holder’s CVR. The deductibility of capital losses is subject to limitations.

If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as additional consideration for the Common Shares at the time the CVRs are received in the Arrangement, and the U.S. Holder would have no tax basis in the CVRs. Instead, subject to the discussion above under “Passive Foreign Investment Company Considerations,” the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments would be treated as interest income under Section 483 of the Code (as discussed below) and the balance, in general, as additional consideration for the disposition of the Common Shares. Payments of cash pursuant to the Arrangement, plus the portion of payments on the CVRs not treated as imputed interest under Section 483 of the Code, will generally first be applied to reduce a U.S. Holder’s adjusted tax basis in the Common Shares sold or exchanged in the Arrangement. A U.S. Holder will then recognize capital gain to the extent of any cash received pursuant to the Arrangement and the portion of payments in respect of the CVRs not treated as imputed interest received that is in excess of the U.S. Holder’s adjusted tax basis in the Common Shares sold or exchanged in the Arrangement. A U.S. Holder will recognize capital loss to the extent of any remaining basis after the basis reduction described above, although it is possible that such holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such holder’s abandonment of the holder’s CVRs. Any such capital gain or loss will generally be long-term capital gain or loss if the Common Shares were held for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations.

Regardless of whether the receipt of the CVR Payment Amount is treated as part of a closed transaction or as part of an open transaction for U.S. federal income tax purposes, the CVR Payment Amount may be treated as a payment for the sale or exchange of Common Shares to which Section 483 of the Code applies if at least one payment is due more than one year after the consummation of the Arrangement. Accordingly, assuming Section 483 of the Code applies, a portion of any CVR Payment Amount that is due more than six months after the consummation of the Arrangement will be reported as interest and subject to U.S. federal income tax as ordinary income. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of (1) the amount of the payment in respect of the CVRs over (2) the present value of such amount as of the Effective Time, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the three-month period ending with the month that includes the date on which the Plan of Arrangement was signed or the lowest applicable federal rate in effect during the three-month period ending with the month that includes the date of the consummation of the Arrangement. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code using such holder’s regular method of accounting for U.S. federal income tax purposes.

Tax Considerations Relevant to non-U.S. Holders —the Arrangement

As described above under “—the Arrangement,” the receipt of the Consideration by U.S. Holders in exchange for their Common Shares pursuant to the Arrangement generally will be treated as consideration received in connection with the sale or exchange of such Common Shares. In general, any gain realized by a Non-U.S. Holder on the exchange of Common Shares for the Consideration generally will not be subject to U.S. federal income tax unless:

the gain is effectively connected with the conduct of a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons, and, if the non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Arrangement is consummated, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), net of applicable U.S.-source capital losses recognized by such non-U.S. Holder.

Generally, if payments are made to a non-U.S. Holder with respect to a CVR, such non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower rate under an applicable income tax treaty) of the portion of any such payments treated as imputed interest (as discussed above), unless such non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. In addition, a payment to a non-U.S. Holder with respect to a CVR may be subject to U.S. backup withholding and FATCA withholding, each as discussed below.

Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local and other tax considerations that may be relevant to them in light of their particular circumstances and as to any applicable tax treaties that might provide for different rules.

There is no assurance that the IRS will agree with our conclusion that the Distribution will be treated as described above. If the Distribution is treated as an ordinary distribution from the Company to Shareholders, U.S. Holders may be subject to tax consequences different than discussed herein, including significant adverse tax consequences to the extent that the Company is classified as a PFIC for the taxable year that includes the Distribution or a prior year in which the U.S. Holder held Common Shares in the Company. Such adverse tax consequences could include a U.S. Holder recognizing income with respect to the full amount of the Distribution received (without reference to the U.S. Holder’s adjusted basis in its Common Shares or the current and accumulated earnings and profits of the Company), and any such income being taxed as ordinary income, and an additional interest charge applying with respect to a portion of the tax due thereon (as further described in the discussion below under “Passive Foreign Investment Company Considerations).

Information Reporting and Backup Withholding

Payments made to holders in exchange for Common Shares pursuant to the Arrangement may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number (generally, an employer identification number or social security number) provided is correct and such U.S. Holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the Arrangement if the non-U.S. holder has provided an IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable version of IRS Form W-8.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund from the IRS or credited against a holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act or FATCA

Withholding at a rate of 30% generally will be required in certain circumstances on interest (including payments treated as interest income under Section 483 of the Code) in respect of CVRs held by or through certain non-U.S. financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the

U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which the CVR is held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, interest (including payments treated as interest income under Section 483 of the Code) in respect of the CVRs held by a holder that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the payor that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payor will then in turn be required to provide to the U.S. Department of the Treasury. Holders should consult their tax advisors regarding the possible implications of these rules on their receipt of, and payments with respect to, CVRs.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. Shareholders should consult their tax advisors as to the specific tax considerations applicable to them in connection with the Arrangement, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign and other tax laws.

APPENDIX B

Certain Canadian Federal Income Tax Considerations of the Arrangement

The following is a summary as of the date prior to the date hereof of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) generally applicable to a Shareholder who receives the Distribution and subsequently disposes of Common Shares, in each case pursuant to the Arrangement. This summary is applicable only to a Shareholder who, at all relevant times, for purposes of the Tax Act: (a) deals at arm’s length with the Company, the Purchaser, the Parent, and XRC; (b) is not affiliated with the Company, the Purchaser, the Parent, or XRC; and (c) holds Common Shares, and will hold the CVRs received pursuant to the Arrangement, if applicable, as capital property (a “Holder”).

Generally, Common Shares and CVRs will be capital property to a Holder unless such securities are held or were acquired in the course of carrying on a business of buying or selling securities or as part of an adventure or concern in the nature of trade. Certain Resident Holders (as defined below) may be entitled to make an irrevocable election permitted by subsection 39(4) of the Tax Act, the effect of which would be to deem to be capital property any Common Shares (and all other “Canadian securities” (as defined in the Tax Act)) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose Common Shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election. This election does not apply to CVRs.

This summary does not describe the tax considerations of the Arrangement to the holders of Incentive Securities. Holders of Incentive Securities should consult their own tax advisors. In addition, this summary is also not applicable to a Shareholder who acquired their Common Shares on the exercise of Options or RSUs. Such Shareholders should consult their own tax advisors.

This summary is not applicable to a Holder (i) that is a “specified financial institution” (as defined in the Tax Act), (ii) an interest in which is a “tax shelter investment” (as defined in the Tax Act), (iii) that is a “financial institution” (as defined in the Tax Act) for purposes of the “mark-to-market” rules in the Tax Act, (iv) that reports its “Canadian tax results” (as defined in the Tax Act) in a currency other than Canadian dollars, (v) that is exempt from tax under Part I of the Tax Act, (vi) that has entered into a “derivative forward agreement” or “synthetic disposition arrangement” (each as defined in the Tax Act) in respect of the Common Shares or the CVRs, (vii) that is a “foreign affiliate” (as defined in the Tax Act) of a taxpayer resident in Canada, or (viii) that is otherwise of special status or in special circumstances. Such Holders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. No assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in Law or administrative policies or assessing practices whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction which may be different from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Holders should consult their own tax advisors having regard to their own particular circumstances.

The Canadian federal income tax consequences to a Holder of the receipt, holding and disposition of CVRs and the reporting of amounts in respect thereof for Canadian federal income tax purposes will generally depend upon the circumstances giving rise to payments, if any, under such CVRs and are not entirely clear. Accordingly, the description in this summary of such tax consequences and reporting is not free from doubt. No advance tax ruling in respect of the Arrangement has been sought from the CRA. Holders should consult their own tax advisors to determine the tax considerations and corresponding reporting obligations in relation to the receipt, holding and disposition of a CVR and, in particular, whether the receipt of the CVRs and payments received under the CVRs should be reported in an alternative manner to that described below.

Currency Conversion

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares and CVRs (including adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Any amount denominated in another currency must be converted into Canadian dollars using exchange rates as determined in accordance with the Tax Act.

Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act, is, or is deemed to be, resident in Canada (a “Resident Holder”). Holders should confirm with their own tax advisors whether they are a Resident Holder.

(i) Receipt of the Distribution

Generally, where a corporation pays a distribution to its shareholders in respect of a reduction of the “paid-up capital” (as defined in the Tax Act) of a class of its shares and the distribution does not exceed the paid-up capital of such class, the amount distributed on such reduction may be treated as a tax-free return of capital to the shareholders (subject to the comments below concerning the reduction of the adjusted cost base of the shares.) The amount of the Distribution is not expected to exceed the current paid-up capital of the Common Shares. Moreover, certain provisions of the Tax Act that can deem a distribution on a reduction of paid-up capital to be dividend under certain circumstances should not apply, as the Company is not a “public corporation” for purposes of the Tax Act. Accordingly, the entire amount of the Distribution should be treated as a tax free return of capital and no portion thereof should be treated as a deemed dividend.

The adjusted cost base of each Common Share to a Resident Holder will be reduced by an amount equal to the amount per Common Share received in connection with the Distribution. If the amount per Common Share received on the Distribution exceeds the adjusted cost base of such share, a Resident Holder will be deemed to realize a capital gain equal to such excess. The tax consequences to a Resident Holder of any such capital gain are generally as described below under the heading “Holders Resident in Canada — (v) Taxation of Capital Gains and Losses.”

No advance tax ruling or legal opinion has been sought or obtained with respect to the tax treatment of the Distribution. As such, Resident Holders should consult their own tax advisors in this regard.

(ii) Disposition of Common Shares Pursuant to the Arrangement

Generally, a Resident Holder (other than a Resident Dissenting Holder) who disposes of Common Shares pursuant to the Arrangement will realize a capital gain (or capital loss) equal to the amount, if any, by which the fair market value of the CVRs received pursuant to the Arrangement at the time of the Arrangement (other than any portion of the CVRs in respect of which payments are otherwise required to be included in such Resident Holder’s income for purposes of the Tax Act) net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of such Common Shares immediately before the disposition. See “Holders Resident in Canada — (v) Taxation of Capital Gains and Losses” below for a general discussion of the treatment of capital gains and capital losses under the Tax Act.

(iii) Receipt, Holding and Disposition of CVRs Received Pursuant to the Arrangement

The cost to a Resident Holder of a CVR received pursuant to the Arrangement will be equal to the fair market value of the CVR received at the time of the Arrangement (other than any portion of such CVR in respect of which payments are otherwise required to be included in such Resident Holder’s income for purposes of the Tax Act).

The terms of the CVRs are complex, and the entitlement of a Resident Holder to receive certain cash payments in respect of the CVRs may result from the satisfaction of a number of different contingencies or conditions. While not free from doubt, certain payments that may become receivable by a Resident Holder pursuant to a CVR may be required to be included in such Resident Holder’s income in the taxation year in which such amounts become payable or are received. A Resident Holder who disposes of all or a portion of a CVR, including on receipt of a payment in respect of such portion of such CVR or pursuant to the termination of the CVR when all of the payment obligations under the CVR have been satisfied, should realize a capital gain (or capital loss) to the extent that the proceeds of disposition received by such Resident Holder, which should include, although not free from doubt, the payments, if any, received pursuant to the CVR or such portion thereof (other than any such payments that are otherwise required to be included in such Resident Holder’s income for purposes of the Tax Act), exceed (or are less than) the Holder’s adjusted cost base of such CVR or such portion thereof immediately before the disposition and any reasonable costs of disposition. Where no payment on the CVR is to be made, or, in the event of the termination of a CVR where it is cancelled pursuant to the CVR Agreement, a Resident Holder should be considered to have disposed of its CVR for no proceeds and will realize a capital loss equal to the adjusted cost base of such CVR immediately before the disposition. See “Holders Resident in Canada — (v) Taxation of Capital Gains and Losses” below for a general discussion of the treatment of capital gains and capital losses under the Tax Act.

The Canadian federal income tax consequences to a Holder of the receipt, holding and disposition of CVRs and the reporting of amounts in respect thereof for Canadian federal income tax purposes will generally depend upon the circumstances giving rise to payments, if any, under such CVRs and are not entirely clear. Accordingly, the description in this summary of such tax consequences and reporting is not free from doubt. No advance tax ruling in respect of the Arrangement has been sought from the CRA. Resident Holders should consult their own tax advisors to determine the tax considerations and corresponding reporting obligations in relation to the receipt, holding and disposition of a CVR and, in particular, whether the receipt of the CVRs and payments received under the CVRs should be reported in an alternative manner to that described above.

(iv) Dissenting Shareholders

A Resident Holder who duly and validly exercises Dissent Rights (a “Resident Dissenting Holder”) who receives a cash payment from or on behalf of the Purchaser in respect of the fair value of the Resident Dissenting Holder’s Dissent Shares will be deemed to have disposed of the Dissent Shares to the Purchaser for proceeds of disposition equal to the amount received by the Resident Dissenting Holder (excluding the amount of any interest awarded by a court). As a result, such

Resident Dissenting Holder will generally realize a capital gain (or a capital loss) to the extent that such proceeds of disposition (excluding any interest awarded by a court) exceed (or are less than) the adjusted cost base to the Resident Dissenting Holder of such Dissent Shares immediately before the disposition and any reasonable costs of disposition. See the disclosure below under “Holders Resident in Canada — (v) Taxation of Capital Gains and Losses” for a description of the tax treatment of capital gains and losses.

Interest awarded by a court to a Resident Dissenting Holder will be included in the Resident Dissenting Holder’s income for purposes of the Tax Act. A Resident Dissenting Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” or, at any time in a relevant taxation year, a “substantive CCPC” (each as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income,” which is defined in the Tax Act to include interest income. Resident Holders to whom these rules may apply should consult their own tax advisors.

(v) Taxation of Capital Gains and Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one half of the amount of any capital gain (a “taxable capital gain”) realized in such taxation year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in such taxation year. Allowable capital losses in excess of taxable capital gains for the year of disposition may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, in accordance with and subject to the rules contained in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Common Share may be reduced by the amount of any dividends received (or deemed to be received) by it on such Common Share to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a Common Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Holders should consult their own tax advisors.

A Resident Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” or, at any time in a relevant taxation year, a “substantive CCPC” (each as defined in the Tax Act) may be liable for an additional tax (refundable in certain circumstances) on its “aggregate investment income,” which is defined in the Tax Act to include amounts in respect of taxable capital gains. Resident Holders to whom these rules may apply should consult their own tax advisors.

A capital gain realized by a Resident Holder who is an individual or trust (other than certain trusts) may result in such Resident Holder being liable for alternative minimum tax under the Tax Act.

Eligibility for Investment

The CVRs will not be qualified for investments under the Tax Act for a trust governed by a registered retirement savings plan, a registered retirement income fund, a deferred profit sharing plan, a registered disability savings plan, a registered education savings plan, a tax-free savings account, or a first home savings account. Such trust holding the CVRs or, in certain cases, the annuitant, holder or subscriber thereof may be subject to penalty taxes as a result of the trust holding the CVRs. Other negative tax consequences may also result. Resident Holders are urged to consult their own tax advisors for advice as to any actions to be taken to avoid such adverse tax consequences.

Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act, has not been and is not, and is not deemed to be, resident in Canada and does not use or hold and is not deemed to use or hold the Common Shares or CVRs in a business carried on in Canada (a “Non-Resident Holder”). This portion of the summary is not applicable to Non-Resident Holders that are: (i) insurers carrying on an insurance business in Canada and elsewhere; or (ii) “authorized foreign banks” (as defined in the Tax Act). Such Non-Resident Holders should consult their own tax advisors.

(i) Receipt of the Distribution

The consequences to Non-Resident Holders of the receipt of the Distribution under the Tax Act will be as described above under the heading “Holders Resident in Canada — (i) Receipt of the Distribution.” The tax consequences to a Non-Resident Holder of any capital gains realized on Common Shares in connection with the receipt of the Distribution are generally as described below under the heading “Holders Not Resident in Canada — (ii) Disposition of Common Shares and Subsequent Dispositions of CVRs.”

(ii) Disposition of Common Shares and Subsequent Dispositions of CVRs

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of Common Shares under the Arrangement unless the Common Shares are, or are deemed to be, “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition or deemed disposition and the gain is not exempt from Canadian tax pursuant to the terms of an applicable income tax treaty or convention.

Similarly, a Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of CVRs unless the CVRs are, or are deemed to be, “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition or deemed disposition and the gain is not exempt from Canadian tax pursuant to the terms of an applicable income tax treaty or convention. It is not anticipated that the CVRs will constitute taxable Canadian property of Non-Resident Holders.

Generally, a Common Share will not constitute taxable Canadian property of a Non-Resident Holder at the time of disposition provided that the Common Share is listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes Nasdaq), unless at any time during the 60 month period immediately preceding the disposition or deemed disposition of the Common Share the following two conditions are met concurrently: (a) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, partnerships whose members include, either directly or indirectly through one or more partnerships, the Non-Resident Holder and/or persons with whom the Non-Resident Holder does not deal at arm’s length, or any combination of the foregoing, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Company; and (b) the Common Share derived more than 50% of its fair market value directly or indirectly from, or from any combination of, real or immovable property situated in Canada, “Canadian resource properties,” “timber resource properties” (each as defined in the Tax Act), or options in respect of, interests in, or for civil law rights in, any such property (whether or not such property exists). Notwithstanding the foregoing, a Common Share may be deemed to be taxable Canadian property in certain other circumstances. Non-Resident Holders should consult their own tax advisors in this regard.

In the event that Common Shares constitute taxable Canadian property to a Non-Resident Holder and any capital gain realized by the Non-Resident Holder on the disposition or deemed disposition of the Common Shares under the Arrangement (including any capital gain deemed to be realized if the amount per Common Share received by the Non-Resident Holder on the Distribution exceeds the adjusted cost base of such share immediately before the Distribution) is not exempt from Canadian tax pursuant to the terms of an applicable income tax treaty or convention, then the tax consequences described above under the heading “Holders Resident in Canada — (v) Taxation of Capital Gains and Losses” will generally apply.

Non-Resident Holders whose Common Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

An amount paid by or on behalf of the Purchaser under the CVRs to a Non-Resident Shareholder will generally not be subject to Canadian withholding tax.

(iii) Dissenting Shareholders

A Non-Resident Holder who duly and validly exercises Dissent Rights (a “Non-Resident Dissenting Holder”) who receives a cash payment from or on behalf of the Purchaser in respect of the fair value of the Non-Resident Dissenting Holder’s Dissent Shares will be deemed to have disposed of the Dissent Shares to the Purchaser for proceeds of disposition equal to the amount received by the Non-Resident Dissenting Holder (excluding the amount of any interest awarded by a court). The tax treatment of a Non-Resident Dissenting Holder in respect of such a disposition will be similar to that of a Non-Resident Holder who participates in the Arrangement, as described above.

An amount paid in respect of interest to a Non-Resident Dissenting Holder will generally not be subject to Canadian withholding tax.

Non-Resident Dissenting Holders whose shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.